Exhibit 5.2

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

July 2, 2026

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Re:  Securities Being Registered under Registration Statement on Form F-3

We have acted as U.S. counsel to you in connection with your filing of a Registration Statement on Form F-3ASR (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by Tsakos Energy Navigation Limited, a Bermuda company (the “Company”), of an indeterminate amount of any combination of (i) debt securities of the Company (“Debt Securities”), (ii) rights to purchase the Company’s equity securities (“Rights”), (iii) purchase contracts for the purchase or sale of any of the Company’s debt or equity securities issued by the Company (“Purchase Contracts”), (iv) common shares, par value $5.00 per share (the “Common Shares”), of the Company, (v) preferred shares, par value $1.00 per share (the “Preferred Shares”) of the Company, (vi) warrants to purchase the Company’s Common Shares, Preferred Shares, Debt Securities or Units (as defined below) (“Warrants”), (vii) units consisting of Common Shares, Preferred Shares, Warrants, Rights, Debt Securities or Depositary Shares (as defined below), or any combination thereof (“Units”), and (viii) receipts for depositary shares that each represent a fraction of a share of a particular series of Preferred Shares (“Depositary Shares”). The Debt Securities, Warrants, Purchase Contracts and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Warrants, Purchase Contracts and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities, the Common Shares and the Preferred Shares may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the law of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Debt Securities and the indentures, warrant agreements, purchase contract agreements, unit agreements and other agreements governing Securities offered pursuant to the Registration Statement will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Shares or Preferred Shares, as applicable, together with the total number of shares of such shares issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any convertible or exchangeable Debt Securities, or Warrants), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Shares or Preferred Shares, as applicable, then available for issuance under the Company’s memorandum of association as then in effect.

For purposes of the opinions set forth below, we refer to the following as the “Future Approval and Issuance” of Securities:

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with respect to any of the Securities, (a) the approval by the Company of the amount, terms and issuance of such Securities (the “Approval”) and (b) the issuance of such Securities in accordance with the Approval upon the receipt by the Company of the consideration to be paid in accordance with the Approval;

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with respect to Debt Securities, (a) the approval, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

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with respect to Warrants, Units or Purchase Contracts, (a) the approval, execution and delivery by the Company and any other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities and the issuance of such Securities in conformity with those terms, the terms of any applicable agreement and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the Future Approval and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

2.	Upon the Future Approval and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

3.	Upon the Future Approval and Issuance of Purchase Contracts, such Purchase Contracts will be valid and binding obligations of the Company.

4.	Upon the Future Approval and Issuance of Units, such Units will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP